EXHIBIT 99.1

Arbutus Receives U.S. FDA Fast Track Designation for Imdusiran for the Treatment of Chronic Hepatitis B

Fast Track designation has the potential to facilitate development and accelerate FDA review of imdusiran

WARMINSTER, Pa., April 15, 2026 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today announced that the U.S. Food and Drug Administration (“FDA”) has granted Fast Track designation for imdusiran for the treatment of chronic hepatitis B (“cHBV”).

“We are excited about the potential of imdusiran, which in trials has achieved functional cure for 10 chronic hepatitis B patients to date and allowed many others to live medication-free, to address significant unmet medical need,” said Lindsay Androski, President and CEO of Arbutus. “The FDA grant of Fast Track designation validates imdusiran as an important drug candidate, and we look forward to working collaboratively and closely with the FDA during the remaining stages of the development process.”

The FDA’s Fast Track program is designed to facilitate the development and expedite the review of investigational therapies to treat serious conditions with unmet medical need. A drug granted Fast Track designation may be eligible for several benefits, including earlier and more frequent meetings and communications with the FDA and, if relevant criteria are met, the potential for Accelerated Approval, Priority Review or Rolling Review of a Biologics License Application or New Drug Application.

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all hepatitis B viral proteins and antigens, including hepatitis B surface antigen (“HBsAg”), which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine delivery technology enabling subcutaneous delivery. In Arbutus’ Phase 2a clinical trials, eight patients with cHBV achieved functional cure following treatment with imdusiran and nucleos(t)ide analogue (“NA”) therapy in combination with either pegylated interferon alfa-2a or low dose nivolumab plus an immunotherapeutic, with six out of the eight patients continuing to sustain functional cure for over two years. An additional 41 patients across the Company’s Phase 2a clinical trials were able to remain off NA therapy for at least 48 weeks during their Phase 2a clinical trials following treatment with imdusiran. Two additional patients who discontinued NA therapy in their Phase 2a clinical trials have now achieved functional cure during their participation in long-term follow-up. Functional cure is defined as sustained HBsAg seroclearance and hepatitis B virus deoxyribonucleic acid (“HBV DNA”) less than the lower limit of quantification after 24 weeks off treatment, with or without anti-hepatitis B surface antibodies. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in HBsAg and HBV DNA.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by hepatitis B virus (“HBV”). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. cHBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from cHBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from cHBV infection. Approximately 1.1 million people die every year from complications related to cHBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of an on-going lawsuit against Pfizer/BioNTech for use of Arbutus’ patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the potential to lead to a functional cure for HBV and/or the discontinuation of HBV therapies after treatment with Arbutus’ product candidates; the durability of clinical benefits from Arbutus’ product candidates; the potential for Arbutus’ product candidates to achieve success in clinical trials; the potential for regulatory approval of Arbutus’ product candidates; and Arbutus’ pipeline and development plans for its cHBV programs.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; economic and market conditions may worsen; market shifts may require a change in strategic focus; Arbutus’ workforce reduction and plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation / ir@arbutusbio.com